 Exhibit 10.40

Dehua County Public Security Unified Command System Project

CONTRACT

Party A (The Contracting Party):       Fujian Province Dehua County E-Government  Construction Project Management Company Limited

 Party B (The Contractor):                   Expert Network (Shenzhen) Company Limited

Place of Signing : Dehua County, Fujian Province.

Date of Signing : February 13, 2006.

 A.        Illustration

Fujian Province Dehua County E-Government Project Construction Management Company Limited (hereinafter called Party A), after conducting full-scale comprehensive investigation, confirmed to appoint Expert Network (Shenzhen) Company Limited (herein after called Party B) to undertake the Dehua County Public Security Unified Command System Construction Project.  According to the ''Contract Law of the People's Republic of China'' and the related laws and regulations, with the combination of the concrete conditions of this project and in conformity of the principles of equality, willingness, equity and honesty credibility, both parties consulted and discussed with each other in respect of this project construction items and signed this contract.

 B.           Project Items Stipulated in the Contract

 1.      Project Name:       Dehua County Public Security Unified Command System.

2.      Project Target:       Set up the Dehua County Public Security Unified Command System.

3.      End user:               The Public Security Bureau of Dehua County.

 C.     Construction Site and Schedule

 1.       Site: The Fujian Province Dehua County Public Security Bureau

2.        Date of Commencement of Work: This project is estimated to be started in March 2006; the exact date of commencement shall be negotiated and confirmed by both parties after Party A has paid the down payment of the project.

3.        Construction Time Limit: 3 months from the date of commencement of work.  The construction time limit shall include the working hours for examination and study at the earlier stage, purchase of equipment, system development, system installation, adjustment and testing, and acceptance of examination etc.

4.        Construction Time limit of the project will be postponed upon the following conditions:

 (1)     The materials, equipments and environment conditions specified to be supplied (provided) by Party A are not ready or are defective and in malfunction etc., or needed to be repaired, blended, altered, replaced and changed which caused delay to the construction progress.

(2)       Change of material requirement that is not included in the contract or inconsistency with the regulation of the original design which increased the workload.

(3)       Failure to pay according to the construction progress specified in the contract.

 D.     Total Contract Amount and Payment method

1.         Total contract sum is RMB FIVE MILLION THREE HUNDRED AND FIFTY THOUSAND ONLY (￥5,350,000.00).  (Particulars of which see Appendix 1).

2.         The down payment of this project is 30% of the total contract sum.  That is RMB ONE MILLION SIX HUNDRED AND FIVE THOUSAND ONLY (￥1,605,000.00).  Party A shall pay Party B as soon as possible after signing of the contract so as to guarantee the normal commencement of works of this project.

3.         Within 5 working days after the passing of adjustment and testing of hardware installation, Party A shall pay Party B 30% of the total contract sum.  That is RMB ONE MILLION SIX HUNDRED AND FIVE THOUSAND ONLY (￥1,605,000.00).

4.         Within 5 working days after the passing of adjustment and testing of software system development, Party A shall pay Party B 30% of the total contract sum.  That is RMB ONE MILLION SIX HUNDRED AND FIVE THOUSAND ONLY (￥1,605,000.00).

5.         Within 5 working days after the passing of integrated adjustment and testing of software and hardware system, Party A shall pay Party B 5% of the total contract sum.  That is RMB TWO HUNDRED SIXTY SEVEN THOUSAND AND FIVE HUNDRED ONLY (￥267,500.00).

6.         Within 5 working days upon the expiry of one year of the passing of adjustment and testing of the installation, Party A shall pay Party B 5% of the total contract sum being the retention money for after-sales service, that is RMB TWO HUNDRED SIXTY SEVEN THOUSAND AND FIVE HUNDRED ONLY (￥267,500.00).

 E.        Engineering Technology Standard

1.      The function and implementation requirements of this project have been specified in Appendix II, Party B shall in accordance with Appendix II submit to Party A a project technology plan and a implementation management plan to Party A for approval.

2.      The project requirements analysis report shall be submitted by Party B after research and study, and be confirmed with the signature jointly by Party A and Party B.  The confirmed project requirements analysis report shall deem to be an appendix of this contract and has the same legal effect together with this contract.

3.       After both parties examined and adopted the project requirements analysis report, any one party shall not as it wishes amend it.  If amendment is required, both Party A and B shall negotiate and confirm the amendments by signing an alternation agreement.

4.       Any matter arising from the above-mentioned 3 provisions which involves the end users shall be coordinated and resolved by Party A.

5.       Party B shall upon final examination provide full set standard technology information including maintenance manual and user guide.

 F.         Obligation and Liabilities

Obligation and liabilities of Party A:

1.        Pay each installment of the contract sum as stipulated in the contract.

2.        Responsible for the coordination and the relationship with end users during the course of the contract.

3.        Submit in writing during one month's trial period a system modification request for the signature of the end user, such modification request exceed the stipulation of this contract.

4.        Coordinate with the end user to prepare all conditions for Party B to commence the project.

5.        Energetically cooperate with Party B to provide and safeguard necessary facilities and basic working conditions for Party B to do investigation and construction implementation.

6.        Can inspect the project progress and the status of the execution of the contract.

7.        Complete all the groundwork construction of this project per the request of Party B to ensure the satisfaction of commencement conditions, and assign workers to assist Party B to proceed with the equipment installation.

Obligation and liabilities of Party B

1.        Proceed with the construction according to the Engineering Technology Standard as agreed in the contract, to ensure the quality and quantitative completion of designated project items on schedule.

2.        When Party A inspects the status of the execution of the contract by Party B, Party B shall honestly report all kinds of circumstances to Party A, and answer all the questions raised by Party A.

 G.        System Inspection on Delivery

1.        Within 1 week after completion of the system deploy, Party A shall arrange a preliminary inspection and upon the passing of preliminary inspection, the system shall deploy and proceed to trial running.

2.        Within 2 days after the trial running of the system, Party A and Party B shall sign a ''Memorandum of System Trial Running''.

3.        The system trial running is one month.  After completion of trial running, Party A shall within 5 working days arrange the final inspection.  Check on delivery shall be attended by the representative of the end user, Party A and Party B.  After the completion of check on delivery, the end user, Party A and Party B shall jointly sign the ''Check on Delivery Report''.

4.        If Party A failed to carry out final system inspection within the designated time, and still failed to do so upon Party B's notification twice, it is deemed to have passed the final system inspection.

H.        Technical Service

1.      Party B shall provide to Party A technical training relevant to the project, the training site shall be the construction site as stipulated in this contract; the training shall cover the operation and usage of the application software that involved in this contract and the technical training of installation, repair and maintenance.  The trainees of Party A shall cooperate with Party B to familiar with the system feature and operation, and comparatively familiar with the command of the system maintenance and management.  The specified training plan shall be submitted by Party B for the confirmation of Party A.

2.      Upon the project passing the check on delivery, Party B shall provide one year free warranty period, and simultaneously assign a person to provide on-site maintenance for one year.

3.      After the expiry of free warranty period, Party B shall provide long-term follow-up service for the project.  Party A and Party B shall sign a system maintenance agreement; Party B shall provide system maintenance service to Party A according to the terms and conditions of such agreement with pay.

 I.          Liability Against the Contract

1.        If any party is in breach of the contract during the execution of the contract, the other party shall have the right to request the other to stop the breach immediately, and to bear the responsibility of the breach.

2.        If Party A failed to pay Party B as stipulated in this contract, Party A shall pay Party B a daily penalty being 0.5% of such amount due and payable to Party B.  If Party B failed to make shipment or do system installation on schedule according to the contract, then Party B shall pay Party A a daily penalty being 0.5% of such amount due and payable to Party A; the penalty shall not exceed 5% of the total contract sum.

3.        After paying the penalty, the party in breach shall continue to execute the contract.

4.        The party which caused the suspension or delay of the project construction shall be responsible for indemnifying the other party's actual loss arising therefrom

 J.         Dispute Resolutions

 1.      If any dispute happened during the execution of the contract, both parties shall use best endeavor to negotiate with each to resolve the dispute in accordance with the contract.  If it is failed to resolve through negotiation, either Party A or Party B may institute legal action in the court of the signing place.

2.        Both parties shall continue to execute the remaining parts of the contract except the parts of argument during the course of legal proceedings.

 K.        Effectiveness, Modification and Termination of Contract

1.       This contract becomes effective after signing with chops by both parties, and has the same binding effect on both parties.  Both parties must fully perform the obligation stipulated in the contract, no unit or person can interfere illegally, or change or terminate the contract with authorization.

2.      This contract is in quadruplicate, each of Party A and Party B holds two copies, which have the same legal effect.

3.      Any one party who wants to modify or terminate the contract shall submit written request to the other and explain face to face the reasons for the modification or termination, and negotiate for a reply deadline.  Upon receipt of the written request submitted by the other party, the receiving party shall reply within one and a half months.  If the receiving party agrees and accepts, both parties shall sign an agreement.  If the receiving party failed to reply within the prescribed period, the proposed modification or termination of the contract shall deem to be accepted by the receiving party, and all the liabilities arising therefrom shall be borne by the receiving party.

4.      Both parties shall negotiate to decide the economic responsibility arising from the modification and termination of contract. if it is the responsibility of one party to modify or terminate the contract, such responsible party shall indemnify the other party's loss; if it is the responsibility of both parties, each party shall bear its own responsibility; if both parties have no faults, then both shall through negotiation share the loss arising from the modification or termination of the contract.

5.        If any party of this contract due to any event of force majeure such as wars, fire, floods, typhoon, earthquakes, prohibition and other governmental orders, or other events of force majeure agreed by both parties failed to execute the contract according to the stipulation of the contract, the execution thereof shall be postponed, and the time of such postponement shall equal to the time of such incident last.

6.      The one party that is obstructed by the event of force majeure shall as soon as possible notify the other party by telegram or fax, and shall within the following 10 days submit to the other by speed post any certificate issued by the government or authorities to prove the event of force majeure.

7.      Upon the event of force majeure, the party may temporarily stop the execution of works being obstructed.  When the event of force majeure lasts more than three months, both parties may negotiate to terminate the contract and to deal with any unresolved matters.

 L.        Confidentiality

1.      Without the written permission of Party B, Party A shall not divulge any terms of this contract and information related the technical documents and this contract.  Otherwise, Party A shall bear the relevant responsibility and losses arising therefrom.

2.        With regard to the confidential information of Party A and the end users, Party B shall in the same way comply with the confidentiality provision of this contract.

 M.       Addendum

All the Appendixes of this contract are integral parts of this contract.

Appendix 1:    Dehua County Public Security Unified Command Centre Project Configurations and Price List
Appendix 2:    Dehua County Public Security Unified Command Centre Project Construction Requirement

Party A:              Fujian Province Dehua County E-Government Construction Project  Management Company Limited
Seal:                    [Chop of Fujian Province Dehua County E-Government Construction Project Management Company Limited]

Representative:           [Signature of He Zhi Neng]
Date:                              February 13, 2006

Party B:                       Expert Network (Shenzhen) Company Limited
Seal:                            [Chop of Expert Network (Shenzhen) Company Limited]
Representative:        [Signature of Song Feng]
Date:                           February 13, 2006

 Appendix I

Dehua County Public Security Unified Command Centre

Project Configurations and Price List

No	Name of System	Model	Qty	Price	Sub-total
1	Meeting Place system	HP ML150 Server	2	￥21,000.00	￥42,000.00
2	Meeting Place system	Cluter Software	1	￥19,000.00	￥19,000.00
3	Meeting Place system	HP DX PC	14	￥5,000.00	￥70,000.00
4	Meeting Place system	17'' LCD Monitor	48	￥2,800.00	￥134,400.00
5	Meeting Place system	Triplex display cards	16	￥4,000.00	￥64,000.00
6	Meeting Place system	Meeting Place software	1	￥1,250,000.00	￥1,250,000.00
7	Meeting Place system	Intelligent ACD software	1	￥38,000.00	￥38,000.00
8	Meeting Place system	Communication server software	1	￥38,000.00	￥38,000.00
9	Meeting Place system	Data service platform software	1	￥52,000.00	￥52,000.00
10	Meeting Place system	IVR function software	1	￥64,000.00	￥64,000.00
11	Meeting Place system	Real-time monitoring warning software	1	￥90,000.00	￥90,000.00
12	Meeting Place system	System connection software	1	￥220,000.00	￥220,000.00
13	Meeting Place system	CTI System	1	￥200,000.00	￥200,000.00
14	Wired & wireless communication	YA-61D Switchboard	1	￥80,000.00	￥80,000.00
15	Wired & wireless communication	Earphone digit dialing	14	￥700.00	￥9,800.00
16	Wired & wireless communication	IP center gateway	1	￥150,000.00	￥150,000.00
17	Wired & wireless communication	IP terminal gateway	43	￥6,000.00	￥258,000.00
18	Wired & wireless communication	Wireless base station controller	1	￥40,000.00	￥40,000.00
19	Wired & wireless communication	Sub- station sector channel machine	4	￥85,000.00	￥340,000.00
20	Wired & wireless communication	Satellite clock synchronizer	1	￥9,000.00	￥9,000.00
21	Wired & wireless communication	Unidirectional radio frequency	4	￥2,000.00	￥8,000.00

22	Wired & wireless communication	Wide band antenna mixer	3	￥4,000.00	￥12,000.00
23	Wired & wireless communication	Antenna with high gain	2	￥1,000.00	￥2,000.00
24	Wired & wireless communication	Directional antenna	1	￥800.00	￥800.00
25	Wired & wireless communication	Wide band high efficiency diplexer	1	￥800.00	￥800.00
26	Wired & wireless communication	The antenna enlarges the pale pinkish purple shunt	2	￥10,000.00	￥20,000.00
27	Wired & wireless communication	1/2 circuit and line	100	￥40.00	￥4,000.00
28	Wired & wireless communication	1/2 circuit terminal	4	￥100.00	￥400.00
29	Wired & wireless communication	10DFB circuit	40	￥10.00	￥400.00
30	Wired & wireless communication	32U standard 19 inches cabinets	1	￥2,000.00	￥2,000.00
31	Wired & wireless communication	Reserve UPS power source 2KW, 6H	1	￥16,000.00	￥16,000.00
32	Wired & wireless communication	CWY exchange parameter manostat 3KVA	1	￥6,000.00	￥6,000.00
33	Wired & wireless communication	Local channel machine	1	￥70,000.00	￥70,000.00
34	Wired & wireless communication	antenna	1	￥9,000.00	￥9,000.00
35	Wired & wireless communication	Wired & wireless control & Vehicle Station	4	￥25,000.00	￥100,000.00
36	Wired & wireless communication	PTT center matrix and control system	2	￥55,000.00	￥110,000.00
37	Wired & wireless communication	Wireless multi-purpose server	1	￥65,000.00	￥65,000.00
38	Wired & wireless communication	Calling controller	12	￥5,000.00	￥60,000.00
39	Recording system	Recording server	2	￥23,000.00	￥46,000.00
40	Recording system	16 bit timer recording card	4	￥6,000.00	￥24,000.00
41	Recording system	Wired recording control module	1	￥40,000.00	￥40,000.00

42	Recording system	Wireless recording control module	1	￥40,000.00	￥40,000.00
43	Recording system	IP recording module	1	￥40,000.00	￥40,000.00
44	Recording system	Recording managing software	1	￥60,000.00	￥60,000.00
45	Recording system	Recording monitoring software	1	￥50,000.00	￥50,000.00
46	Display and circuit switching	Projector	1	￥42,000.00	￥42,000.00
47	Display & switch	Cut matrix (128X84)	1	￥385,000.00	￥385,000.00
48	Display & switch	RGB Switch board	28	￥500.00	￥14,000.00
49	Display & switch	Video frequency divider	100	￥700.00	￥70,000.00
50	Display & switch	Matrix control machine	1	￥8,000.00	￥8,000.00
51	Display & switch	TheΦ3.75 monitor at lobby	6	￥21,000.00	￥126,000.00
52	Display & switch	TheΦ3.75 monitor at 1st floor	1.5	￥21,000.00	￥31,500.00
53	Display & switch	LED control machine	1	￥8,000.00	￥8,000.00
54	Display & switch	the accessory of installation	1	￥8,000.00	￥8,000.00
55	One call one send	Main board	2	￥8,000.00	￥16,000.00
56	One call one send	The software of one call one send	1	￥120,000.00	￥120,000.00
57	Simple localization	HP ML150 Sever	1	￥21,000.00	￥21,000.00
58	Simplified Location	Controls software and the number passes on the broadcasting station	1	￥100,000.00	￥100,000.00
59	Simplified Location	the location of central station	1	￥75,000.00	￥75,000.00
60	Simplified Location	Location migration station	2	￥500.00	￥1,000.00
61	Information inquiry	Inquires the terminal	16	￥8,000.00	￥128,000.00
62	Information inquiry	Inquiry software integration	1	￥30,000.00	￥30,000.00
63	Communication network	Special net switchboard S3050C	1	￥36,000.00	￥36,000.00
64	Communication network	LS2403H Public security network switchboard	1	￥3,000.00	￥3,000.00

65	Communication network	Concentrator	1	￥1,000.00	￥1,000.00
	Technical service and after-sales service fee				￥80,000.00
	Installation Labor Cost				￥70,000.00
	Transportation Charges				￥20,000.00
	Premium				￥5,000.00
Total:					￥5,353,100.00
Final Price: RMB Five Million Three Hundred and Fifty Thousand Only			(￥5,350,000.00)

Appendix II

Dehua County Public Security Unified Command Center

Project Construction Requirement

             Project Function Requirements

According to the related documents and requirements of the Ministry of Public Security and the Department of Public Security of Fujian Province, Dehua County Public Security Bureau will soon set up the Unified Command System, the contents of construction is under the existing condition, to implement the Unified Command System as soon as possible, and to implement as many functions as possible, to make the Dehua County Unified Command System to truly becomes a qualify construction in Fujian province.  Therefore, the construction contents and functions are set out as follows:

A.        Report Police System

1.        According to the existing transaction quantities and in consideration of the demands of the future 5 years, construct a Call Police System 110/122/119/120.  Supplier can rely on the earlier research and investigation information to determine the number of seats, which shall be not less than 12, 1 General Commander seat, 1 Leading Commander seat, 43 Remote Terminals, and reserve a function of expansion to more than 100 seats.

2.        Appropriately supplement the facilities based upon the existing cable device, enabling the cable system to satisfy the needs of existing communication transfer, and simultaneously satisfy the needs of high functioned application software.  The modified cable system shall bear VoIP function, and use this function to connect the police stations and the Traffic Police, all branches of Fire Department and any joint action unit established in the future.  To set up voice and digital synchronous control for all outer organizations.

3.        Since the Unified Communication Platform of the Dehua Social Security Centre will at later stage be extended, any modification of the existing cable system shall take into account the re-usage of all facilities in such later extension so as to try the best to avoid or reduce any discard of the present facilities in the later extension.

4.        Develop a flexible Report Police software system.  As the Report Police System and the transferring mode may follow the reform be modified, software should, through simple configurations, adapt and centralize the function of reporting the police to various level such as the Report Police Center, sub-center and the police station function.  Different reporting incidents shall be rapidly switched to the police station interface and automatically changed to the recorded contents.  The software must take into account the addition of any future emergency joint action unit, so that it is convenient to adapt to such addition.  Function of the new defined items shall be as perfect as the function of 110/119/122/120, software function specification shall describe the progress of addition of a new item.  Each report police record interface shall contain the handling result information so as to enable the Report Police Department to fill in the feedback and the Command Centre to have better and prompt control of the handling process of the report to the Police.

5.        The software functions shall be comprehensive and intelligent.  The Report Police System software shall adequately integrate with the wireless communication system, recording system and one call one check system etc.  It shall reduce the operation act of the operators as much as possible to achieve an intelligent Report Police System.  The software shall, for the convenience of case management, aim at setting up the function of automatic establishment of the cases placed for investigation.

6.        The software shall reserve convenient system interface, in particular the interaction between the geographic information system and the report police system. It shall especially describe the interface function in detail.

7.        Achieve the police IVR function. Achieve the function of voice messages, education and interaction.

8.        The data of ''Unified Command'' shall be stored in the central data base server of the e-government system, which has installed the Oracle 9 database system with well-founded backup and data recovery functions.  Other servers shall be purchased according to the supplier's product design.  Purchase a data base server for the command centre and turn data server of the e-government centre into a back-up server, and into account of the issue of back-up if there is any application server.

9.       43 police stations and squadron shall achieve the remote seats.  The computers for remote seats, which shall be purchased by the government in unity, are not included in this contract, but IP telephones and the required seats terminal software shall be provided by this project.

10.    The report police system shall include standard CTI software, to achieve the convenient interaction and control of computers and communication system.  It shall mainly achieve high intelligent functions such as the priority of 119 or the designated number and interception of blacklisted number etc.

11.    Statistics and data reporting are the key functions of the software, listen to the opinion from peoples in all aspects and of different levels, and collect as many as possible the statistics modes and data reporting specimens required by the owners so as to achieve these statistics and data reporting functions in the software.  For example: according to various factors such as time, police stations, towns and villages, and particulars and types of cases etc. data to carry out statistic analysis.  Simultaneously take into account that some of the users' statistics methods may be changed at any time, the flexibility of statistics and data reporting functions must be achieved.

12.    Although this project dose not solely construct technology security system, the function of connection between must be achieved in the software, and integrated the existing technology security and Report Police System into the system, such integration is included in this project.

B.        Adjustment of Wired and Wireless

1.         Required to achieve the interflow of wired and wireless system.

2.         The wired adjustment system needs to be modified, as the existing system cannot carry out certain advanced functions such as molestation interception, which greatly limits the intelligent function of the software system.

3.       Corresponsively handle the report police calls that are identified as malicious calls.  It mainly includes calling control, transfer to listen the educational recording, malicious call blocked up and blacklist function.  The principal officer on duty shall decide to apply which way to handle.
Calling control: Set calling control to the report police calls, which needs the support of the telecommunication company.
Educational recording: Transfer the malicious calls to education channel of the IVR system.
Call blocked up: To screen and block up the malicious calls in a designated period so that they cannot reach the receiving seat.

C.        Sound and Time Recording System

1.          Sound and Time Recording System shall record all the calls and conversations, and simultaneously record the wireless channel if the wireless channel connects with the wired channel.

2.          The recording storage time shall meet the requirement of public security system (stored for 3 years).

3.          All recordings shall link up with the case so as to facilitate multi-composite search and storage according to the case, time, conversation route, person receiving the call, person reporting to the police and the handling police station etc.

4.          The stability of the Sound and Time Recording System must be safeguarded, and consider to have double back up copy in the sound recording server.

D.        Display and Signal Switching System

Construct a leader conference room with a high sharpness and brightness projector system, a signal switching control system, and a monitor connecting with report police center which displays the latest report police information and some statistic information.

1.        A high sharpness and brightness projector in the conference room, and construct a different signal switching system to facilitate the connection with various signals and the switch to a large display screen, any television on the TV wall or the projector of the conference room.

2.        A display monitor in the Report Police Center, displays the latest report police information and some statistic information which applies the technology recommended by the supplier (propose multicolored LED), with a requirement of 3m width and 2m height.

3.          Increase a screen switching matrix to switch video signal and VGA signal etc. to the TV wall.

4.          Install a 1.6m X 0.8m 3-colours LED display screen beside the elevator at 1st floor.

E.        Construct 3 sections ''one call one check'' system

When the Command Center receives a report police call from a fixed line, in order to ascertain the location of the report police call, it can wait until 4 sections information, or when a call from public network (PSTN) telephone enters the system, the system can get 4 sections information from the UTIR port provided by the relevant telecommunication company.  The 4 sections information include: name of the account holder, phone location, caller phone number and the intersection box serial number.  After receiving 4 sections information, the system shall check with the database to verify if such record exists and if such record is the most updated. If upon testing and comparison, same information has already been stored in the 4 sections information database of the report police system, then it is no need to update, otherwise, the system will update or added the data in the database automatically.

F.         Manpower Emergency

1.        In the process of system construction, it is necessary to take into consideration of how to maintain the emergency command system when there is a breakdown of the network.  The smoothness of wired and wireless communication network and the integrity of various functions of the communication network must be guaranteed when there is a  breakdown of the information network.  For instance, the main caller display and calling parties group should be able to connect to the Report Police System solely through the communication system in emergency.

2.        In normal circumstances, all remote seats apply the IP telephone mode.  In case of breakdown of most systems, IP telephone should not be affected.  The IP telephone will be broken off if there is a breakdown of the network channel, therefore the command center shall have conventional telephones to link up with the conventional telephones of all associated units, and to command and deploy through conventional telephones in special circumstances.

3.        The computer application, wired and wireless communication system shall through the CTI system interlink and inter-control with each other in normal circumstances.  When there is a breakdown of the computer system, the system must isolate the breakdown that influenced and restricted the wired and wireless communication system, so as to ensure normal operation..

4.        An ordinary telephone enquiry list of all units connected with remote terminal unit must be established.  In normal circumstances, the system shall through the specialized IP telephone and data network of the e-government transmit data and voice, and through. ordinary (telecommunication network) telephone to carry out the command when the network is abnormal.

F.         Surveillance System

1.          On the foundation of the existing signal surveillance system, this project shall increase 100 routes of video frequency surveillance signal connected to the command center and integrated into that system, and require all the surveillance signal connected to the Command Center be integrated into the display system through the switching matrix of the display system.

H.        Integrated Information Inquiry System

1.        The internal information system server of the Public Security Bureau shall be moved to the command center for unified mechanical management.  The maintenance and administration right to the information is retained by the relevant units.

2.        To ensure the safety of the network of Public Security Bureau, the information inquiry system belongs to the network of Public Security Bureau which is separate from the report police network.  However, an information inquiry platform with one import interface to link up all information systems shall be set up for each report police operation seat. The user shall use different user name and password to enter into each information system.

3.        Set up two computers connected to the internet in report police center to facilitate the inquiry of external information.

 I.          Communication Network

1.       Install 3 sets of 24 (RJ45) 10/100M two-stratum ethernet switchboard which are required to be Hua Wei's products inside the Command Center.

2.       Although extending the Command Center to the network of all related organization does not fall within this project, accessory facilities are needed to be set up per the requirement arising from the process of implementation of the project.  It is requested that the e-government engineering construction command center shall request the telecommunication bureau to extend the e-government specialize network to reach all the involved units.  The entire ''Unified Command'' System is established on the specialized network of the e-government system.  In order to complete the construction of network extension on time, the Public Security Department shall as soon as possible submit the name and the location of all branches that require to establish terminal.

J.         The Integration Duty

The existing lighting control system shall be installed and the UPS is required to be moved to the engine room for use.  Digital recording system and integration requirement have already been installed.

            Organized Implementation and Technical Support, Specific Requirement of After-Sales Service

1.      It is required to have a designated project manager who shall be responsible for the coordination with subcontractors.  There should have adequate key technicians of the subcontractor, and staff for project development, implementation and maintenance, who are experienced and capable to manage the work.  Any replacement of key staff must be approved by main contractor and notify Party A for record.

2.      It is required to complete the software development from the commencement of research and investigation until the completion of work and checking on delivery within 3 months.

3.      It is required to provide the formal, planned, with charge training on site and the specified program training (excluding the original manufacturer's training).

4.      It is required to provide one-year free warranty period after the completion and the check on delivery of the entire project with at least 1 person on site to provide service.

5.      It is required to keep the system well cooperated and connected with the Dehua e-government system during warranty period and after-sales maintenance period, to provide support, maintenance and uphold and upgrade to this project so as to ensure the normal operation of the entire system.

6.      It is required to have a planned development and implementation; strictly control the progress and quality during the construction of the entire project.